EXHIBIT 99.1

[Pharmos logo]                                             FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311                   Contact - U.S.:  Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                                     08-940-9679

            Pharmos Announces Resignation of Chief Financial Officer

Iselin, NJ, March 25, 2004 - Pharmos Corporation (Nasdaq: PARS) announced today the resignation of Robert W. Cook as Executive Vice President and Chief Financial Officer. Mr. Cook, who joined the Company in January 1998, has accepted the position of Senior Vice President and Chief Financial Officer at a privately held specialty pharmaceutical company. Mr. Cook will assist Pharmos for the next several weeks during which time a search for a successor will be undertaken.

Haim Aviv, Pharmos Chairman and CEO, said, "During Bob's tenure as CFO, the Company made significant progress in achieving its business and R&D goals and in strengthening its financial status. His efforts and skills supported the Company's major programs and helped us broaden our institutional investor base. We appreciate Bob's hard work and dedication to Pharmos over the past six years and wish him success in his new role."

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and CB2 receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting a variety of other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

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